Annual Report
2008

FINANCIAL HIGHLIGHTS

(In Thousands of U.S. Dollars, Except Per	Year ended	Year ended
Share Amounts and Earnings Per Share)	December 31,	December 31,
RESULTS OF OPERATIONS	2008	2007	% Change
Revenues	$206,892	$182,059	14
Sales costs	73,625	61,773	(19)
Event production	21,493	20,155	(7)
Community	30,488	27,086	(13)
General and administrative	47,525	44,167	(8)
Online services development	5,992	5,703	(5)
Amortization	193	193	0
Income from operations	27,576	22,982	20
Income tax provision	677	328	(106)
Net Income	$26,430	$23,999	10

FINANCIAL POSITION
Cash and cash equivalents	$70,225	$197,825	(65)
Available-for-sale securities	60,786	0	100
Total assets	245,098	271,808	(10)
Total liabilities	98,955	102,175	3
Shareholders’ equity	$141,920	$164,693	(14)

OTHER INFORMATION
Net cash provided by operating activities	$37,948	$60,633	(37)
Capital expenditures	51,482	11,291	(356)
Stock price	5.45 (1)	28.22 (1)	(81)
Diluted earnings per share	$0.51 (2)	$0.46 (2)	11

(1)	Stock price is based on last trading day of the year.

(2)	All shares and per share amounts have been retroactively adjusted to reflect the one for ten bonus share issue.

Fellow Shareholders,

Global Sources had a successful year with many notable accomplishments. In 2008, we achieved revenue growth of 14% and GAAP net income growth of 10%, compared to 2007.

In the fourth quarter, the world entered the biggest global trade recession of our lifetimes. After our financial highlights, I’ll describe the coming recovery and outline Global Sources’ solution for maximizing our opportunity.

Over our 38 years in this business, we have met previous downturns with strength and energy and have emerged stronger. This is an opportunity to realign our products and services to the changing needs of our customers – and to further distinguish ourselves from competitors.

Financial Highlights for 2008

Careful cash management is a core element of our management culture, and we closed the year with cash and securities of $131 million and no debt. It is our policy to keep these assets liquid, and accordingly, $100 million of this is in short-term U.S. treasury bills.

As of December 31, 2008, we also had deferred income and customer prepayments of $76.7 million.

We achieved the following 2008 results compared to 2007 (please also see table on facing page):

•	Revenue of $206.9 million, up 14%, comprised of:
	–	Online revenue of $94.5 million, up 24%;
	–	Exhibitions revenue of $58.2 million, up 13%;
	–	Print revenue of $47.6 million, down 5%; and
	–	Revenue from China of $135.8 million, up 24%.
•	GAAP net income was $26.4 million, up 10%.
•	GAAP EPS was $0.51 per diluted share, up 11%.

The Global Trade Recession

Our business is tied closely to the health of Asian exports of consumer products. When those exports suffer, our exporter customers cut back on advertising and marketing expenditures. Starting in the fourth quarter, international trade began to decline at a rate we have never previously experienced. For example, in October 2008, China’s exports grew 19% compared to October 2007. However, just four months later “same month” exports declined by 25% from the prior year.

The slowdown in global consumer spending and the banking crisis caused retailers and other buyers to cancel orders and stop placing new orders. This, in turn, caused some exporters to go out of business and made others reluctant to produce for buyers whose financial health was suspect.

Key factors for a recovery will be the timing and degree of success of the various stimulus packages, a solution to the credit – and trade finance – crisis, and the degree to which countries resist increased protectionism.

The Global Trade Recovery

First of all, it is essential to appreciate that the market we serve is huge. China remains the world’s largest manufacturing country and the undisputed “factory of the world.” Even if China’s 2009 exports decline, it still represents a vast supply market, and there are many, many thousands of export manufacturers that need our services – perhaps now more than ever.

Asian exports will bounce back. Here are some of the key factors that will drive the recovery:

• There has been a high level of inventory throughout the global supply chain and as this dissipates, buyers will have to replenish inventories.

• Internationally, trade financing should slowly improve for both buyers and suppliers, as it already has in China.

• Buyers are focused on the future and must keep buying to fill retail shelves. They are actively sourcing to get their product mix and styles right for the coming retail seasons.

• China’s export manufacturers, although battered and bruised, now see numerous positive forces on the domestic front:

- Greatly improved credit, more stable exchange rates, and lower parts and material prices;
- Greater labor availability along with wage rate growth that has eased substantially;
- Renewed government support, and less competition from suppliers who are weakened or who have gone out of business; and
- A large and relatively healthy domestic China market.

The Global Sources Solution

1. Objective and Strategy
Our objective is to become stronger, leaner and even closer to our customers – and grow disproportionately to competitors as the economy improves.

We are concentrating on our core business, maximizing the productivity of our team members and managing our costs. We are also fine-tuning our products and services to the changing needs of our customers.

2. Addressing Changing Customer Needs
Global consumer behavior has fundamentally changed. Retailers and other buyers are completely reviewing their sourcing strategies – and export manufacturers have to modify their strategies and offerings accordingly.

This change represents an opportunity for Global Sources to become even more essential to our buyer and supplier customers.

Buyers are aggressively reviewing their supplier base to replenish their inventories – and to source merchandise that will sell in today’s and tomorrow’s market. They are looking for suppliers who are financially healthy – and who can produce smaller orders and ship more frequently. They are also planning to purchase more private label goods. They want suppliers who have supply chain management expertise and who can play a greater role in product design and development.

Exporters need to replace lost customers and those that are a financial risk. They want to diversify their markets. They need to develop new production, financing, inventory and product development strategies. They need to reassess competitive strengths and weaknesses, and refine their marketing messaging and positioning. Finally, they need to communicate their new messaging effectively in order to generate the sales leads they need for profitable growth and success.

Helping buyers and suppliers with many of the urgent needs described above is a core competency of Global Sources.

3. Maximizing Competitive Advantages
On the sales front, we will be emphasizing our numerous competitive advantages.

• A Comprehensive, Integrated Product Offering
The combination of online marketplaces, magazines, trade shows and Private Sourcing Events addresses exporters’ three primary objectives: lead generation, branding and differentiation, and winning orders. Moreover, while we deliver a large online audience for our customers, it is important to put the lead-generation role of online marketplaces in its proper perspective.

Online marketplaces in our industry are “ungated,” enabling virtually anyone to visit and make inquiries. However, with our trade shows and Private Sourcing Events – we deliver much higher quality sales leads and facilitate negotiations and orders. In other words, we close the loop by enabling the essential, face-to-face stage of the international buying process that cannot be replicated by online media.

• Industry Leading Products
We are particularly pleased with the strategic progress and revenue growth of our flagship site Global Sources Online. We believe it provides the premier sourcing experience in our industry, and it continues to set the standard for supplier verification, enabling buyers to source with more confidence by being able to distinguish between verified and unverified suppliers.

Product and supplier content on the site has more than tripled since October 2007. As a further indication of market acceptance and the value being delivered, inquiries (or requests for information) from buyers to suppliers through globalsources.com has grown by 92% over the same period.

Import buying power is highly concentrated. Based on United States Customs data, Global Sources estimates that 20% of the total number of importers account for at least 75% of all imports. Very large buyers who selected Global Sources to organize Private Sourcing Events for them in 2008 included Sears, Carrefour, Brookstone, Woolworths Australia and NEC.

• Leadership at the High End
Compared to our competitors who are focused on small-to-medium enterprises (SMEs), we are widely recognized for our leadership position serving the higher end of the market – and for generating higher quality inquiries for suppliers. For example, in 2008, more than 100 of the world’s very largest buyers selected us to organize Private Sourcing Events for them. In addition, many of the world’s biggest buyers attend our China Sourcing Fairs.

Our leadership at the high end is extremely important because the 80:20 rule generally applies to importing. For example, according to U.S. Customs, just 3,000 buyers among tens of thousands account for more than 67% of total imports to the United States. Medium and large-sized professional buyers attract medium and large-sized suppliers and vice versa.

That’s because professional buyers generally do not consider SMEs as qualified suppliers because they typically lack sufficient financial strength, production capacity and export experience. Similarly, larger and more professional exporters want to sell to larger buyers, because it enables them to secure stable orders, learn best practices, acquire intellectual property, achieve production scale – and move up the value chain.

Outlook

Even though our business and financial condition is stronger than most, the demand for marketing and advertising services is greatly affected by the economic situation. We have limited visibility as to when trade will improve and, accordingly, we expect a significant decline in revenue and profits in 2009 as compared to 2008.

Our sales energies will be focused on selling our total solution of online, trade shows and print, and we expect to increase the market penetration of our flagship site Global Sources Online. China’s domestic market remains a highly attractive, long-term growth market for us, and we will continue to develop our properties there. In addition, we will be keeping our eyes open for acquisitions and alliance opportunities.

We have everything we need to successfully navigate through this period. We have a well-established IT, content and sales representation infrastructure; a strong balance sheet; an excellent business model; and a team of extremely capable executives that have successfully weathered many competitive and economic challenges in this space – over many decades.

GSOL – A Proxy for B2B Trade with China

Achieving our objectives and maximizing our opportunities will require a renewed commitment to our core values. Our mission remains unchanged – and the thousands of buyers and suppliers who have benefited from our services need us more than ever.

Indeed, we view this as an opportunity to further refine our services to address the new and changing needs of our customers. We will enhance our competitive edge and be well-positioned to thrive when the economy improves.

While the short-term outlook is challenging, Global Sources is a high-quality business with a very long track record of profitability and success. Overall, our long-term goal remains unchanged: sustained profitability and shareholder value.

We believe shares in Global Sources continue to represent a high-quality investment – one that can be regarded as a conservative proxy for investing in the growth of global trade with and within China.

In closing, I wish to acknowledge the exceptional efforts and commitment shown by all of our team members and Board of Directors. I thank all of them for their contributions, which were so instrumental in achieving our objectives in 2008. Finally, I thank Global Sources’ shareholders for your continued support.

Sincerely,

Merle A. Hinrichs
Chairman and CEO

March 31, 2009

Board of Directors: (seated, left to right) Sarah Benecke, Merle Hinrichs, Eddie Heng; (standing, left to right), David Jones*, Roderick Chalmers*, James Watkins*, Robert Lees*. (Note: * indicates independent director)

GLOBAL SOURCES LTD. AND SUBSIDIARIES

Index to Consolidated Financial Statements
December 31, 2008

Page
Report of Independent Registered Public Accountants	2 - 3

Consolidated Balance Sheets	4

Consolidated Statements of Income	5 - 6

Consolidated Statements of Cash Flows	7

Consolidated Statements of Shareholders’ Equity	8

Notes to the Consolidated Financial Statements	9 - 34

Report of Management on Internal Control Over Financial Reporting	35

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of
Global Sources Ltd.

We have audited the accompanying consolidated balance sheet of Global Sources Ltd. (a company incorporated under the laws of Bermuda) (the “Company”) and its subsidiaries as of December 31, 2007, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Global Sources Ltd. and its subsidiaries as of December 31, 2007, and the consolidated results of their operations and cash flows for each of the two years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 14 to the consolidated financial statements, on January 1, 2007, the Company adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”. As described in Notes 2(v) and 2(x), effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123(R) (revised 2004), Share-Based Payment, which requires the Company to recognize expense related to the fair value of share-based compensation awards. Also, as described in Note 2(y), effective September 30, 2006, the Company adopted Securities and Exchange Commission Staff Accounting Bulletin (“SAB”) No. 108, considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements. In accordance with the transition provisions of SAB No. 108, the Company recorded a cumulative decrease to retained earnings as of January 1, 2006 for correction of prior period errors in recording equity-based compensation charges.

/s/ ERNST & YOUNG

Singapore
April 17, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

In our opinion, the accompanying consolidated balance sheet and the related consolidated statement of income, shareholders’ equity and cash flows, present fairly, in all material respects, the financial position of Global Sources Ltd and its subsidiaries at December 31, 2008, and the results of their operations and their cash flows for the year ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Report of Management on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these financial statements and on the Company’s internal control over financial reporting based on our integrated audit. We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audit of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Singapore
21 April 2009

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	At	At
	December 31	December 31
	2007	2008
ASSETS
Current Assets:
Cash and cash equivalents	$197,825	$70,225
Available-for-sale securities	-	60,786
Accounts receivable, net	6,665	6,025
Receivables from sales representatives	12,303	5,574
Inventory	1,108	1,306
Prepaid expenses and other current assets	15,333	16,513
Deferred tax assets	46	28
Total Current Assets	233,280	160,457

Property and equipment, net	35,352	82,657
Long term investments	100	100
Bonds held to maturity, at amortized cost	99	-
Deferred tax assets – long term	196	323
Other long term assets	2,781	1,561
Total Assets	$271,808	$245,098

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,577	$10,117
Deferred income and customer prepayments	78,141	73,636
Accrued liabilities	12,546	11,579
Income taxes payable	694	261
Total Current Liabilities	96,958	95,593

Deferred income and customer prepayments – long term	4,934	3,044
Deferred tax liability	283	318
Total Liabilities	102,175	98,955

Non-controlling interest	4,940	4,223

Shareholders’ Equity:
Common shares, US$0.01 par value; 75,000,000 shares authorized;
51,376,335 (2007: 51,230,953) shares issued and 44,501,335
(2007: 51,230,953) shares outstanding	512	514
Additional paid in capital	133,941	133,922
Treasury shares, at cost – 6,875,000 (2007: nil) shares	-	(50,000)
Retained earnings	28,829	55,259
Accumulated other comprehensive income	1,411	2,225
Total Shareholders’ Equity	164,693	141,920
Total Liabilities and Shareholders’ Equity	$271,808	$245,098

The accompanying notes are an integral part of these financial statements.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Year Ended December 31,
	2006	2007	2008
Revenue:
Online and other media services	$113,097	$125,818	$142,129
Exhibitions	42,122	51,608	58,179
Miscellaneous	1,262	4,633	6,584
	156,481	182,059	206,892
Operating Expenses:
Sales	50,380	61,773	73,625
Event production	18,414	20,155	21,493
Community	24,885	27,086	30,488
General and administrative	38,945	44,167	47,525
Online services development	4,499	5,703	5,992
Amortization of software costs and intangibles	1,250	193	193
Total Operating Expenses	138,373	159,077	179,316
Income from Operations	18,108	22,982	27,576
Interest and dividend income	5,571	6,595	2,884
Gain on sale of available-for-sale securities	309	2,937	-
Gain on sale of shares to non-controlling shareholder and
interest income thereon	7,906	-	-
Impairment loss on investment and available-for-sale
securities, net	(743)	(1,846)	(939)
Impairment of goodwill and intangible assets	-	(3,101)	-
Foreign exchange losses, net	(714)	(1,213)	(657)
Income before Income Taxes	30,437	26,354	28,864
Income Tax Expense	(899)	(328)	(677)
Net Income before Non-controlling Interest	$29,538	$26,026	$28,187
Non-controlling interest	(1,909)	(2,027)	(1,757)
Net Income before cumulative effect of change in
accounting principle	$27,629	$23,999	$26,430
Cumulative effect of change in accounting principle	251	-	-
Net Income	$27,880	$23,999	$26,430
Basic net income per share before cumulative effect of
change in accounting principle	$0.54	$0.47	$0.51
Cumulative effect of change in accounting principle	$0.01	$-	$-
Basic net income per share	$0.55	$0.47	$0.51
Shares used in basic net income per share calculations
(Note 2 (u))	51,132,481	51,218,263	51,351,941
Diluted net income per share before cumulative effect of
change in accounting principle	$0.54	$0.46	$0.51
Cumulative effect of change in accounting principle	$-	$-	$-
Diluted net income per share	$0.54	$0.46	$0.51
Shares used in diluted net income per share calculations
(Note 2 (u))	51,172,795	51,681,335	52,230,293

The accompanying notes are an integral part of these financial statements.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

Note: a. Non-cash compensation (credit) expenses associated with the Employee Equity Compensation Plans and Directors Purchase Plan included under various categories of operating expenses are approximately as follows: sales: $(2,054) (2007: $4,286, 2006: $1,790), community: $173 (2007: $269, 2006: $145), general and administrative: $742 (2007: $2,874, 2006: $1,950), and online services development expenses: $237 (2007: $347, 2006: $181).

The accompanying notes are an integral part of these financial statements.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(In U.S. Dollars Thousands)

	Year Ended December 31,
	2006	2007	2008
Cash flows from operating activities:
Net income	$27,880	$23,999	$26,430
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	4,678	4,710	5,594
Profit on sale of equipment	(30)	(3)	-
Accretion of U.S. Treasury strips zero % coupon	(26)	(15)	(3)
Impairment of available-for-sale securities, goodwill and intangible assets	-	5,402	939
Unrealized interest income on available-for-sale securities	-	-	(6)
Provision for doubtful debts	216	444	276
Non-cash compensation expense (credit)	4,066	7,776	(902)
Gain on sale of shares to non-controlling shareholder and interest income thereon	(7,906)	-	-
Cumulative effect of change in accounting principle	(251)	-	-
Income attributable to non-controlling shareholder	1,909	2,027	1,757
Equipment written off	2	266	55
Exchange rate realignment	-	730	207
Accounts receivables	(1,139)	(641)	364
Receivables from sales representatives	(7,579)	935	6,730
Inventory	(23)	(219)	(198)
Prepaid expenses and other current assets	(3,589)	(1,158)	(1,182)
Other long term assets	419	(1,219)	1,220
Accounts payable	1,320	(1,236)	4,542
Accrued liabilities	5,578	17	(971)
Deferred income and customer prepayments	10,866	19,237	(6,396)
Tax liabilities	313	(419)	(508)
Net cash provided by operating activities	36,704	60,633	37,948

Cash flows from investing activities:
Purchase of property and equipment	(4,876)	(11,291)	(51,482)
Proceeds from sale of equipment	30	3	-
Proceeds from matured bonds	200	205	102
Business acquisition	-	(3,136)	-
Purchase of available-for-sale securities	(263,463)	-	(61,719)
Proceeds from sale of available-for-sale securities	251,267	15,834	-
Net proceeds from sale of shares to non-controlling shareholder, interest received thereon and repurchase of share dividends from non-controlling
shareholder	2,719	-	-
Net cash (used in) generated from investing activities	(14,123)	1,615	(113,099)

Cash flows from financing activities:
Amount received towards directors purchase plan	359	422	885
Payment of dividend to non-controlling shareholder by a subsidiary	-	-	(479)
Repurchase of common shares, held as treasury shares	-	-	(50,000)
Repayment of capital to non-controlling shareholder upon capital reduction in a
subsidiary	-	-	(1,995)
Net cash generated from (used in) financing activities	359	422	(51,589)

Effect of exchange rate changes on cash and cash equivalents	-	62	(860)
Net increase (decrease) in cash and cash equivalents	22,940	62,670	(126,740)
Cash and cash equivalents, beginning of the year	112,153	135,093	197,825
Cash and cash equivalents, end of the year	$135,093	$197,825	$70,225

Supplemental cash flow disclosures:
Income tax paid	$586	$747	$1,184

The accompanying notes are an integral part of these financial statements.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(In U.S. Dollars Thousands, Except Number of Shares)

								Accumu-
								lated other
	Common shares			Additional	Retained	Compre-	Unearned	compre-	Total
	Number of		Treasury	paid in	earnings	hensive	compen-	hensive	shareholders’
	shares	Amounts	shares	capital	(deficit)	Income	sation	income	equity
Balance at December 31, 2005	51,033,965	$510	$-	$127,620	$(21,199)		$(7,900)	$210	$99,241
Transition adjustment on adoption of
SAB108 (Note 2 (y))	-	-	-	1,851	(1,851)		-	-	-
Balance at January 1, 2006 (adjusted)	51,033,965	$510	$-	$129,471	$(23,050)		$(7,900)	$210	$99,241
Net income before cumulative effect
of change in accounting principle
recorded upon adoption of SFAS
No. 123(R)	-	-	-	-	27,629		-	-	-
Cumulative effect of change in
accounting principle recorded upon
adoption of SFAS No. 123(R)
(Note 2 (x))	-	-	-	-	251		-	-	-
Net income	-	-	-	-	27,880	$27,880	-	-	$27,880
Non-cash compensation expense	-	-	-	4,066	-		-	-	$4,066
Unearned compensation	-	-	-	(7,900)	-		7,900	-	-
Reclassification adjustment for gains,
net of losses included in net
income, net of income tax of $nil	-	-	-	-	-	$(309)	-	(309)	$(309)
Unrealized gain on available-for-sale
securities, net of income tax of
$nil	-	-	-	-	-	$2,665	-	2,665	$2,665
Comprehensive income						$30,236
Amount received towards directors -
purchase plan and issuance of
shares under the plan	117,128	1	-	358	-		-	-	$359
Cumulative effect of change in
accounting principle recorded upon
adoption of SFAS No. 123(R)
(Note 2 (x))	-	-	-	(251)	-		-	-	$(251)
Balance at December 31, 2006	51,151,093	$511	$-	$125,744	$4,830		$-	$2,566	$133,651
Net income	-	-	-	-	23,999	$23,999	-	-	$23,999
Non-cash compensation expense	-	-	-	7,776	-		-	-	$7,776
Translation differences	-	-	-	-	-	$1,411	-	1,411	$1,411
Reclassification adjustment for gains,
net of losses included in net
income, net of income tax of $nil	-	-	-	-	-	$(2,566)	-	(2,566)	$(2,566)
Comprehensive income						$22,844
Amount received towards directors –
purchase plan and issuance of
shares under the plan	79,860	1	-	421	-		-	-	$422
Balance at December 31, 2007	51,230,953	$512	$-	$133,941	$28,829		$-	$1,411	$164,693
Net income		-	-	-	26,430	$26,430	-	-	$26,430
Non-cash compensation credit	-	-	-	(902)	-		-	-	$(902)
Translation differences	-	-	-	-	-	$814	-	814	$814
Comprehensive income						$27,244
Amount received towards directors -
purchase plan and issuance of
share under the plan	143,000	2	-	883	-		-	-	$885
Repurchase of common shares held
in treasury	(6,875,000)	-	(50,000)	-	-		-	-	$(50,000)
Shares issued under Global Sources
Retention Share Grant Plan	2,382	-	-	-	-		-	-	$-
Balance at December 31, 2008	44,501,335	$514	$(50,000)	$133,922	$55,259		$-	$2,225	$141,920

The accompanying notes are an integral part of these financial statements.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

1. The Company

The Company’s principal business is to provide services that allow global buyers to identify suppliers and products, and enable suppliers to market their products to a large number of buyers. The Company’s primary online service is creating and hosting marketing websites that present suppliers’ product and company information in a consistent, easily searchable manner on Global Sources Online. Complementing this service are various trade magazines. The Company launched China Sourcing Fairs exhibitions in 2003. These exhibitions offer international buyers direct access to China and other Asian manufacturers. The Company’s businesses are conducted primarily through Trade Media Limited, its wholly owned subsidiary, which was incorporated in October 1984 under the laws of Cayman Islands. Through certain other wholly owned subsidiaries, the Company also organizes China Sourcing Fairs exhibitions, conferences and exhibitions on technology related issues, licenses Asian Sources / Global Sources Online and catalog services, re-sells products that are purchased on consignment basis and engages in direct sale of products that are purchased.

2. Summary of Significant Accounting Policies

(a) Basis of Consolidation and Presentation
(i) The accompanying consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and comprise the financial statements of the Company and its subsidiaries. All significant inter-company transactions and balances have been eliminated on consolidation.

(ii) The results of subsidiaries acquired or disposed of during the year are included in the consolidated statement of income from the effective dates of acquisition or up to the effective dates of disposal.

(iii) The functional currency of the Company and certain subsidiaries is the United States dollar. The functional currencies of other subsidiaries are their respective local currencies.

(b) Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

(c) Cash Equivalents
The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

(d) Available-for-sale Securities
The Company invests its excess cash in readily marketable securities managed by high quality institutions and in government-backed securities such as debt and equity securities. These are classified as available-for-sale securities. Investments classified as available-for-sale securities are carried at market value with any unrealized holding gains and losses, net of related tax effect if any, presented under shareholders’ equity as accumulated other comprehensive income.

Generally the Company holds the securities with specific maturity dates until their maturity but the securities managed by high quality institutions are generally sold on a quarterly basis and proceeds reinvested in similar securities.

The Company records the sales of securities upon their maturity or sale.

As the Company’s objective and intent is not to generate profit from short-term price fluctuations, the Company classified its investments as available-for-sale securities, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debts and Equity Securities.”

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

(d) Available-for-sale Securities (continued)
Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in the statement of income. Other-than-temporary is determined through the assessment of the Company’s ability and intent to hold the investment, extent and duration of the impairment, and the forecasted recovery of fair value. The cost of securities sold is based on the average cost method.

(e) Inventory
Inventory is stated at the lower of cost or market value. Cost is determined on the first-in, first-out basis. Cost includes the purchase cost and the delivery costs incurred in bringing the inventory to the warehouse.

(f) Property and Equipment
Property and equipment are stated at cost less accumulated depreciation. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use.

Depreciation on property and equipment is calculated to depreciate their cost on a straight-line basis over their estimated useful lives as follows:

Building	Over the remaining lease period
or 50 years whichever is shorter
Fixtures, fittings and office equipment	5 years
Leasehold improvements	5 years
Motor vehicles	5 years
Computer equipment and software	3 years
Software development costs	3 years
Reusable trade show booths	2 years

Depreciation of assets acquired under capital leases is included in depreciation expense. No depreciation was recognized for capital work in progress.

Effective January 1, 1999, the Company adopted Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” to account for the costs incurred to develop computer software for internal use. Costs incurred in the preliminary project stage with respect to the development of software for internal use are expensed as incurred. Costs incurred during the application development stage are capitalized and are amortized over the estimated useful life of three years upon the commissioning of service of the software. Training and maintenance costs are expensed as incurred. To account for the development costs related to the products to be sold, leased or otherwise marketed, the Company adopted SFAS No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed”. Development costs incurred subsequent to the establishment of the technological feasibility of the product are capitalized. The capitalization ends when the product is available for general release to customers.

The Company expensed $7, $75 and $31 during the years ended December 31, 2006, 2007 and 2008, respectively, for the costs incurred prior to the establishment of the technological feasibility with respect to the development of products.

(g) Intangible Assets
Intangible assets other than goodwill are carried at cost less accumulated amortization. Intangible assets are generally amortized on a straight-line basis over the useful lives of the respective assets. The Company reviews identifiable amortizable intangible assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Determination of recoverability is based on the lowest level of identifiable estimated undiscounted cash flows resulting from use of the asset and its eventual disposition. Measurement of any impairment loss is based on the excess of the carrying value of the asset over its fair value.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

(g) Intangible Assets (continued)
Goodwill is carried at cost. Goodwill is not amortized but is subject to an annual test for impairment at the reporting unit level and between annual tests in certain circumstances. The performance of the test involves a two-step process. The first step of the impairment test involves comparing the fair value of the Company’s reporting unit with the reporting unit’s carrying amount, including goodwill. The Company generally determines the fair value of its reporting unit using the expected present value of future cash flows. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, the Company performs the second step of the goodwill impairment test to determine the amount of impairment loss, if any.

(h) Long Term Investments
Long term investments for business and strategic purposes in privately-held companies where such investments are less than 20% of the equity capital of the investees, with no significant influence over the investees, are stated at cost.

Long term investments in companies where such investments are in the range of 20% to 50% of the equity capital of the investees and over whom the Company exercises significant influence, are accounted under the equity method.

Interests in subsidiaries with more than 50% ownership are consolidated and the ownership interests of non-controlling investors are recorded as non-controlling interest.

Long term investments in U.S. Treasury STRIPS zero % coupon, held to maturity are stated at amortized cost. The interest income from investments in U.S. Treasury STRIPS zero % coupon is recognized as it accrues, taking into account the effective yield on the asset.

The Company’s policy is to regularly review the carrying values of the non-quoted long term investments and to identify and provide for when circumstances indicate impairment other than a temporary decline in the carrying values of such assets has occurred.

(i) Impairment of Long-lived Assets
The Company reviews the carrying value of its long-lived assets and will recognize an impairment loss whenever events or changes in circumstances indicate the carrying amount of the assets may not be fully recoverable. The recoverability of an asset is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment loss, measured based on the difference between the carrying amount of the asset and its fair value, is recognized.

(j) Revenue Recognition
The Company derives its revenues from advertising fees in its published trade magazines and websites, sales of trade magazines and reports, fees from licensing its trade and service marks, organizing exhibitions and business seminars, commission income from consignment sales and from direct sale of products.

Revenues from advertising in trade magazines and websites, net of discounts, are recognized ratably over the period in which the advertisement is displayed. Advertising contracts generally do not exceed one year. Revenue from sales of trade magazines and reports is recognized upon delivery of the magazine / report. Magazine subscriptions received in advance are deferred and recognized as revenue upon delivery of the magazine. Revenue from organizing exhibitions and business seminars is recognized at the conclusion of the event and the related direct event production costs are deferred and recognized as expenses upon conclusion of the event. When multiple deliverables are contracted under a single arrangement, the Company allocates the total consideration to each unit of accounting on a pro-rata method based on its relative percentage of the total fair value of all units of accounting included in the arrangement.

The Company receives royalties from licensing its trade and service marks. Royalties from license arrangements are earned ratably over the period in which the advertisement is displayed by the licensee.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

(j) Revenue Recognition (continued)
The Company derives income from its direct product sales. Under the direct product sales business model, the revenue is recorded when the right of return has expired after the delivery of the goods to the buyer and the corresponding cost of products purchased is recorded under sales costs. The amount of shipping costs invoiced to the buyers is reported under revenue.

The Company also derives commission income on the re-sale of products on consignment basis. Under the Consignment Sales business model, the commission income which is the sales proceeds, net of the cost of the purchased products payable to the consigner and the associated direct transaction costs, is recognized upon conclusion of the sale to the buyer.

The Company presents the sales taxes imposed on revenue generating transactions on gross basis, i.e. included in revenue and costs. During the year ended December 31, 2006, 2007 and 2008 such taxes recorded were $1,172, $1,924 and $2,191, respectively.

(k) Transactions with Sales Representatives
The Company utilizes sales representatives in various territories to promote the Company’s products and services. Under these arrangements, these sales representatives are entitled to commissions as well as marketing fees. For online and other media services the commission expense is recognized when the associated revenue is recognized or when the associated accounts receivable are paid, whichever is earlier. For exhibitions, the commission expense is recognized when the associated revenue is recognized, upon conclusion of the event.

These sales representatives, which are mainly corporate entities, handle collections from clients on behalf of the Company. Included in receivables from these sales representatives are amounts collected on behalf of the Company.

(l) Advertising Expenses and Magazine Mailing Costs
The event specific advertising and promotion costs incurred for events to be held in future financial years are expensed in the year in which the expenses are incurred. Other advertising and promotion expenses are expensed as incurred. The Company recorded advertising and promotion expenses of $7,483, $ 7,331 and $8,974 during the years ended December 31, 2006, 2007 and 2008, respectively.

The mailing costs incurred for sending the trade magazines and reports to the readers are included under community costs. The Company recorded mailing costs of $3,535, $ 3,783 and $4,048 during the years ended December 31, 2006, 2007 and 2008, respectively.

(m) Operating Leases
The Company leases certain office facilities under cancelable and non-cancelable operating leases, generally with an option to renew upon expiry of the lease term. Rentals under operating leases are expensed on a straight-line basis over the life of the leases.

In cases where the option to renew is exercised before the original lease agreement expires and the new agreement is signed to extend the lease beyond the expiry date of the original agreement, the remaining rental expense as per the original agreement and the total rental as per the new agreement are added up and the resulting total rental expense is apportioned on a straight-line basis over the lease term.

(n) Liabilities for Bonus Plan
Before the commencement of the Equity Compensation Plans as described in Note 23, the Company rewarded its senior management staff based on their performance through long term discretionary bonus awards. These awards were payable in cash generally at the end of five or ten years from the date of the award, even in the event of termination of employment unless certain non-compete provisions had been violated. These awards were expensed in the period in which the performance bonus relates. The liabilities for bonus plan, included under accrued liabilities, as at December 31, 2007 and 2008 were $102 and $nil, respectively.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

(o) Retirement Contributions
The Company operates a number of retirement contribution plans. Contributions are based on a percentage of each eligible employee’s salary and are expensed as the related salaries are incurred.

(p) Income Taxes
The Company accounts for deferred income taxes using the liability method, under which the expected future tax consequences of temporary differences between the financial reporting and tax basis of its assets and liabilities are recognized as deferred tax assets and liabilities. A valuation allowance is established for any deferred tax asset when it is more likely than not that the deferred tax asset will not be realized.

(q) Non-controlling Interest
As of December 31, 2008, the Company’s wholly-owned subsidiary, Trade Media Holdings Limited (“TMH”) holds a 60.1% controlling equity interest in eMedia Asia Ltd (a Barbados corporation) and the remaining 39.9% is held by UBM Asia B.V. (“UBM Asia”).

During 2006, the Company recognized a gain on the sale of shares to non-controlling shareholder and interest income thereon of $7,906 for the sale of 19.9% of its equity interest in eMedia Asia Ltd. to UBM Asia.

In June 2008, approval of the board of directors and the shareholders of eMedia Asia Ltd. were obtained for distribution of the excess cash in eMedia Asia Ltd. to shareholders of eMedia Asia Ltd., by way of a one-for-one issue of new shares (as share dividends) and then a purchase back by eMedia Asia Limited of those share dividends and a consequent reduction of its share capital.

Pursuant thereto, eMedia Asia Ltd. completed the issuance of 1,000 shares to its shareholders as share dividends and the subsequent purchase of those 1,000 shares (at a price of $5,000 per share) and distribution of the total amount of $5,000 to its shareholders by way of a share purchase dividend and the reduction of its share capital through the cancellation of those 1,000 purchased shares.

The Company consolidated the results of eMedia Asia Ltd. in its consolidated financial statements. The non-controlling interest of $4,940 and $4,223 as at December 31, 2007 and 2008, respectively, reflects UBM Asia’s proportionate interest in the net book value of eMedia Asia Ltd.

(r) Foreign Currencies
Transactions in currencies other than the functional currency are measured and recorded in the functional currency using the exchange rate in effect on the date of the transaction. As of the balance sheet date, monetary assets and liabilities that are denominated in currencies other than the functional currency are remeasured using the exchange rate at the balance sheet date. All gains and losses arising from foreign currency transactions and remeasurement of foreign currency denominated accounts are included in the determination of net income in the year in which they occur.

The financial statements of the subsidiaries reported in their respective local currencies are translated into U.S. dollars for consolidation as follows: assets and liabilities at the exchange rate as of the balance sheet date, shareholders’ equity at the historical rates of exchange, and income and expense amounts at the average monthly exchange rates. The translation differences are recorded under accumulated other comprehensive income. The Company recorded translation differences of $814 and $1,411 during the year ended December 31, 2008 and 2007, respectively, under accumulated other comprehensive income. The aggregate amount of foreign currency transaction gains and losses recorded by the Company were net losses of $714, $1,213, and $657 during the year ended December 31, 2006, 2007 and 2008, respectively.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

(s) Segment Reporting
SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” requires that companies report separately, in the financial statements, certain financial and descriptive information about operating segment profit or loss, certain specific revenue and expense items, and segment assets. Additionally, companies are required to report information about the revenues derived from their products and services groups, about geographic areas in which the Company earns revenues and holds assets, and about major customers.

The Company identifies its operating segments based on business activities, management responsibility and geographic location. The Company has two reportable segments: online and other media services and exhibitions. The Company has determined these segments based on the business activities whose operating results are reviewed by the Company’s chief operating decision maker, which is the Company’s board of directors to assess their performance and to make decisions about resources to be allocated to each segment.

(t) Comprehensive Income
SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investment by owners and distribution to owners.

(u) Basic and Diluted Net Income Per Share
Basic net income per share is computed by dividing net income by the weighted average number of shares of common shares outstanding during the period. Diluted net income per share is calculated using the weighted average number of outstanding common shares, plus other dilutive potential common shares.

The following table reconciles the number of shares utilized in the net income per share calculations:

	Year Ended December 31,
	2006	2007	2008
Net income before cumulative effect of change in
accounting principle	$27,629	$23,999	$26,430
Cumulative effect of change in accounting principle
(Note 2(x))	251	-	-
Net income	$27,880	$23,999	$26,430
Basic net income per share before cumulative effect of
change in accounting principle	$0.54	$0.47	$0.51
Cumulative effect of change in accounting principle	$0.01	$-	$-
Basic net income per share	$0.55	$0.47	$0.51
Diluted net income per share before cumulative effect of
change in accounting principle	$0.54	$0.46	$0.51
Cumulative effect of change in accounting principle *	$-	-	-
Diluted net income per share	$0.54	$0.46	$0.51
Weighted average common shares used in basic net income
per share calculations	51,132,481	51,218,263	51,351,941
Effect of dilutive shares	40,314	463,072	878,352
Weighted average common shares used in diluted net
income per share calculations	51,172,795	51,681,335	52,230,293

Antidilutive share subscriptions	100,000	-	110,000

* - less than $0.01 per share for year ended December 31, 2006.

Antidilutive share subscriptions had exercise prices greater than the average market price during the year.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

(v) Stock Based Compensation
Effective January 1, 2006, the Company adopted the provisions of SFAS No. 123(R), “Share-Based Payment”, using the modified prospective application transition method, which requires application of SFAS No. 123(R) for new awards granted after the adoption of SFAS No. 123(R) and for any portion of awards granted prior to the date of adoption that have not vested as of the date of adoption of SFAS No. 123(R).

The Company’s employee stock compensation plans are share grants without any exercise price or exercise period. Therefore, the fair value of the share grants at the date of grant approximates the intrinsic value.

For equity instruments issued to non-employees, the Company uses the measurement guidance of EITF Issue No. 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods and Services.” All transactions in which services are received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the earlier of the date on which the counterparty’s performance is complete or the date on which it is probable that performance will occur.

The Company recognizes the compensation costs associated with share awards with graded vesting to employees on a straight-line basis over the requisite service period for the entire award.

The Company recognizes the compensation costs associated with share awards to non-employees on an accelerated attribution basis over the requisite service period.

Under SFAS No. 123(R), the Company is required to adjust its compensation cost for pre-vesting forfeitures, i.e. an award that is forfeited prior to vesting. As the share grants to the employees include service conditions, the fair value of the awards is not adjusted subsequent to the grant date. At each reporting date, the Company would estimate the quantity of share grants expected to vest and record the compensation cost for the share grants that are expected to vest.

For the shares purchased by the directors under Directors Purchase Plan, the Company has utilized an option-pricing model for determination of the grant date fair value and the recording of compensation cost associated with the shares purchased by the Directors under the plan.

(w) Allowance for Doubtful Debts
The Company estimates the collectibility of the accounts receivable based on the analysis of accounts receivable, historical bad debts, customer credit-worthiness and current economic trends and maintains adequate allowance for doubtful debts.

(x) Change in Accounting Principle
The Company adopted SFAS No. 123 (R), “Share-Based Payment,” effective January 1, 2006. Under SFAS No. 123 (R) the Company is required to adjust its compensation cost for pre-vesting forfeitures i.e. an award that is forfeited prior to vesting. Accordingly, the Company changed its accounting principle with effect from January 1, 2006, with respect to the accounting for forfeitures.

Under the new accounting principle, at each reporting date, the Company estimates the quantity of share grants expected to vest and record the compensation cost for the share grants that are expected to vest.

This change in accounting principle does not have any income tax impact.

(y) Transition Adjustment on Adoption of SAB 108
In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, (“SAB 108”) which provides guidance on how uncorrected errors in previous years should be considered when quantifying errors in current-year financial statements. SAB 108 is effective for fiscal years ending after November 15, 2006. In 2006, the Company has corrected unadjusted differences (which are not material to each of the individual years in which they occurred) pertaining to the years 2000 to 2005 in the non-cash compensation expenses relating to share awards under its Employee Equity Compensation Plans. These differences arose from the incorrect application of attribution method and in the classification of share awards between employees and non-employees. Accordingly, in 2006, the Company has recorded the prior years’ cumulative non-cash compensation expense of $1,851 against the Company’s opening retained earnings for the year ended December 31, 2006 and the corresponding credit is taken to additional paid in capital in accordance with SAB 108. There is no income tax impact resulting from this adjustment.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

(z) Recent Accounting Pronouncements
In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). This Standard defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. As required under SFAS No. 157, the statement shall be applied prospectively as of the beginning of the fiscal year in which this Statement is initially applied, except that the Statement shall be applied retrospectively to certain financial instruments as of the beginning of the fiscal year in which this Statement is initially applied (a limited form of retrospective application). However in February 2008, the FASB issued FSP FAS 157-2, which delays the effective date of SFAS No. 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair values in the financial statements on a recurring basis. This FSP partially defers the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008. The Company adopted SFAS No. 157 with effect from January 1, 2008, except as it applies to those non-financial assets and non-financial liabilities as noted in FSP FAS 157-2. The adoption of this accounting standard did not have any material impact on the Company’s consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – including an amendment of FASB Statement No. 115.” SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS No. 159 is effective for fiscal year beginning after November 15, 2007. The Company adopted SFAS No. 159 with effect from January 1, 2008 and the adoption of this accounting standard did not have any material impact on the Company’s consolidated financial statements. As of December 31, 2008, the Company did not elect such option for its financial instruments and liabilities.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations, to replace SFAS No. 141, Business Combinations. SFAS No. 141(R) requires use of the acquisition method of accounting, defines the acquirer, establishes the acquisition date and broadens the scope to all transactions and other events in which one entity obtains control over one or more other businesses. SFAS No. 141(R) is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company adopted SFAS No. 141(R) with effect from January 1, 2009. The impact of adopting SFAS No. 141(R) will impact the accounting for business combinations on a prospective basis beginning the first quarter of 2009.

In December 2007, the FASB issued SFAS No. 160, “Accounting and Reporting of Non-controlling Interest in Consolidated Financial Statements - an amendment of ARB No. 51.” SFAS No. 160 establishes accounting and reporting requirements for ownership interests in subsidiaries held by parties other than parent, the amount of consolidated net income attributable to the parent and to the non-controlling interest. SFAS No. 160 is effective for fiscal year beginning after December 15, 2008. The Company adopted SFAS No. 160 with effect from January 1, 2009. SFAS No. 160 requires changes in classification and presentation of minority interests in the consolidated balance sheets, statements of income, and statements of stockholders’ equity.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

(z) Recent Accounting Pronouncements (continued)
In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133 (“SFAS No. 161”).” SFAS No. 161 expands quarterly disclosure requirements in SFAS No. 133 about an entity’s derivative instruments and hedging activities. SFAS No. 161 is effective for fiscal years beginning after November 15, 2008. The Company adopted SFAS No. 161 with effect from January 1, 2009 and the adoption of SFAS No. 161 is not expected to have a material impact on the Company’s consolidated financial statements.

In April 2008, the FASB issued FSP FAS 142-3, “Determination of the Useful Life of Intangible Assets, (FSP FAS 142-3).” FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets.” FSP FAS 142-3 is effective for fiscal years beginning after December 15, 2008. The Company adopted FSP FAS 142-3 with effect from January 1, 2009 and the adoption of this FSP is not expected to have a material impact on the Company’s consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles (SFAS No. 162).” SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements. SFAS No. 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.” The implementation of this standard is not expected to have a material impact on the Company’s consolidated financial statements.

In June 2008, the FASB issued FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (FSP EITF 03-6-1).” FSP EITF 03-6-1 clarified that all outstanding unvested share-based payment awards that contain rights to non-forfeitable dividends participate in undistributed earnings with common shareholders. Awards of this nature are considered participating securities and the two-class method of computing basic and diluted earnings per share must be applied. FSP EITF 03-6-1 is effective for fiscal years beginning after December 15, 2008. The Company adopted FSP EITF 03-6-1 with effect from January 1, 2009 and the adoption of this FSP does not have any material impact on the Company’s consolidated financial statements.

In October 2008, the FASB issued FSP FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active (“FSP FAS 157-3”),” to help constituents measure fair value in markets that are not active. FSP FAS 157-3 is consistent with the joint press release the FASB issued with the Securities and Exchange Commission (“SEC”) on September 30, 2008, which provides general clarification guidance on determining fair value under SFAS No. 157 when markets are inactive. FSP FAS 157-3 was effective upon issuance, including prior periods for which financial statements had not been issued. The adoption of FSP 157-3 did not have a material impact on the Company’s consolidated financial statements.

In November 2008, the FASB ratified the consensus reached by the EITF on Issue EITF No. 08-6, “Equity Method Investment Accounting Considerations (“EITF 08-6”),” which clarifies the accounting for certain transactions and impairment considerations involving equity method investments. The prospective provisions of EITF 08-6 were effective for the Company on January 1, 2009. The adoption of EITF 08-6 is not expected to have a material impact on the Company’s consolidated financial position, cash flows, or results of operations.

In December 2008, the FASB issued FSP FAS 140-4 and FIN 46R-8, Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities (“FSP FAS 140-4 and FIN 46R-8”). FSP FAS 140-4 and FIN 46R-8 require additional disclosures about transfers of financial assets and involvement with variable interest entities. The requirements apply to transferors, sponsors, servicers, primary beneficiaries and holders of significant variable interests in a variable interest entity or qualifying special purpose entity. FSP FAS 140-4 and FIN 46R-8 is effective for financial statements issued for reporting periods ending after December 15, 2008. FSP FAS 140-4 and FIN 46R-8 affect only disclosures and therefore did not have a material impact on the Company’s consolidated financial statements.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

3. Available-for-sale Securities

	At December 31,
	2007			2008
		Unrealized	Fair		Unrealized	Fair
	Cost	holding gain	value	Cost	holding gain	value
Debt securities issued by
U.S. Treasury	$-	$-	$-	$55,258	$-	$55,258
Other securities	-	-	-	5,528	-	5,528
	$-	$-	$-	$60,786	$-	$60,786

The debt securities issued by U.S. Treasury will mature within one year from December 31, 2008. The gross realized gains and losses from the sale of available-for-sale securities were as follows:

	Year Ended December 31,
	2006	2007	2008
Gross realized gains	$309	$3,392	$-
Gross realized losses	-	(2,301)	-
	$309	$1,091	$-

The Company recorded dividend income derived from the available-for-sale securities of $1,893, $nil and $nil during the year ended December 31, 2006, 2007 and 2008, respectively. The Company recorded interest income derived from available-for-sale securities of $nil, $nil and $6 during the year ended December 31, 2006, 2007 and 2008, respectively.

During the year ended December 31, 2008 the Company recorded an impairment loss of $939 on available-for-sale securities which was determined to be other than temporary.

4. Fair Value Measurements

Effective January 1, 2008, the Company adopted SFAS 157, and in October 2008, the Company adopted FSP FAS 157-3, except as it applies to the non-financial assets and non-financial liabilities subject to FSP FAS 157-2. SFAS No. 157 establishes a framework for measuring fair value and expands disclosures about fair value measurements by establishing a fair value hierarchy that prioritizes the inputs to valuation= techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under SFAS 157 are described below:

Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - Inputs reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the asset or the liability; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3 - Unobservable inputs reflecting the Company’s own assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

4. Fair Value Measurements (continued)

In accordance with SFAS No. 157, the Company measures its cash equivalents and available-for-sale securities at fair value. The Company’s cash equivalents and available-for-sale securities are classified within Level 1. This is because Company’s cash equivalents and available-for-sale securities are valued using quoted market prices.

Assets measured at fair value on a recurring basis are summarized below:

			Fair value
			measurements
		Balance as at	at reporting
	Description of	December 31,	date using
	the assets	2008	Level 1 inputs
Cash equivalents	Debt securities issued by U.S. Treasury	$37,777	$37,777
Available-for-sale securities	Debt securities issued by U.S. Treasury	55,258	55,258
Available-for-sale securities	Other securities	5,528	5,528
	Total assets	$98,563	$98,563

5. Current Assets

	At December 31,
	2007	2008
Accounts receivable:
Gross trade receivables	$7,399	$6,790
Less: Allowance for doubtful debts	(734)	(765)
	$6,665	$6,025

Movements in allowance for doubtful debts:

	Year Ended December 31,
	2006	2007	2008
Balance at the beginning of the year	$652	$680	$734
Provision during the year	216	444	276
Write-off during the year	(188)	(390)	(245)
Balance at the end of the year	$680	$734	$765

	At December 31,
	2007	2008
Prepaid expenses and other current assets:
Unsecured employee loans and other debtors	$42	$96
Prepaid expenses	838	943
Deferred expenses – short term	11,664	12,896
Other current assets	2,789	2,578
	$15,333	$16,513

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

6. Property and Equipment, net

	At December 31,
	2007	2008
Building	$27,012	$75,830
Capital work-in-progress	501	49
Leasehold improvements	10,147	11,202
Motor vehicles	176	176
Computer equipment, software, fixtures, fittings and office equipment	22,877	25,525
Reusable trade show booths	228	296
Software development costs	3,893	4,194
Property and equipment, at cost	64,834	117,272
Less: Accumulated depreciation	(29,482)	(34,615)
	$35,352	$82,657

Depreciation expense for the years ended December 31, 2006, 2007 and 2008 was $3,428, $4,517 and $5,401 respectively and the amortization of software costs for the years ended December 31, 2006, 2007 and 2008 was $1,250, $158 and $193 respectively. The accumulated amortization of software costs as of December 31, 2007 and 2008 was $3,724 and $3,928 respectively.

During 2004, the Company entered into an agreement to purchase approximately 9,000 square meters of office space in a commercial building in Shenzhen, China. The building is situated on a leasehold land. The lease period of the land is 50 years, commencing from year 2002. At the end of the lease period, the building together with land will revert to the local government authority. The construction was completed and the property was put in use during the year 2005. Depreciation of the property commenced during the year 2005. This building which is under capital lease is depreciated on a straight-line basis over the remaining lease term. The depreciation expense on the said building amounted to $414, $414 and $414 during the years ended December 31, 2006, 2007 and 2008, respectively.

During 2007, the Company purchased approximately 1,939.38 square meters of office space in a commercial building in Shenzhen, China. The building is situated on a leasehold land. The lease period of the land is 50 years, commencing from year 2002. At the end of the lease period the building together with the land will revert to the local government authority. The delivery of the office space to the Company was completed in 2007. The depreciation on this property commenced during 2007. The building, which is under capital lease is depreciated on a straight-line basis over the remaining lease term. The depreciation expense on the said building amounted to $123 and $177 during the years ended December 31, 2007 and 2008, respectively.

In 2008, the Company purchased approximately 6,364.50 square meters of office space in a commercial building in Shenzhen, China. The building is situated on a leasehold land. The lease period of the land is 50 years, commencing from year 2002. At the end of the lease period, the building together with land will revert to the local government authority. Depreciation of the property commenced during the year 2008. This building which is under capital lease is depreciated on a straight-line basis over the remaining lease term. The depreciation expenses on the said building amounted to $274 during the year ended December 31, 2008.

In 2008, the Company purchased approximately 22,874 square feet of office space, together with 6 car parking spaces, in a commercial building in Hong Kong S.A.R.. The lease period of the land is 55 years, commencing from year 1991. Depreciation of the property commenced during the year 2008, and is being depreciated on a straight-line basis over the remaining lease term. The depreciation expenses on the said building amounted to $132 during the year ended December 31, 2008.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

7. Long-term Investments and Bonds Held to Maturity

(i) As at December 31, 2008, the Company holds equity instruments carried at $100 in a privately held unaffiliated electronic commerce company for business and strategic purposes. The investment is accounted for under the cost method since the ownership is less than 20% and the Company does not have the ability to exercise significant influence over the investee. The investment is shown under long term investments in the consolidated balance sheets.

The Company’s policy is to regularly review the carrying values of the non-quoted investments and to identify and provide for when circumstances indicate impairment other than a temporary decline in the carrying values of such assets has occurred.

The net carrying value of the long term investment as at December 31, 2007 and 2008 was $100. The Company will continue to evaluate this investment for impairment.

(ii) U.S. Treasury STRIPS zero % coupon

	At December 31,
	2007	2008
The amortized cost classified by date of contractual maturity is as follows:
Due within one year	$99	$-
Due after one year through five years	-	-
	$99	$-

	At December 31,
	2007	2008
The fair value based on the market price, classified by
date of contractual maturity is as follows:
Due within one year	$100	$-
Due after one year through five years	-	-
	$100	$-

	At December 31,
	2007	2008
Gross unrealized holding gains	$1	$-

Proceeds from the matured U.S. Treasury STRIPS zero % coupons during the years ended December 31, 2006, 2007 and 2008 were $200, $205 and $102, respectively.

8. Other Long Term Assets

	At December 31,
	2007	2008
Employee housing loans	$154	$102
Club memberships	272	272
Deferred expenses – exhibitions – long term	1,090	900
Rental, utility and other deposits	1,265	287
	$2,781	$1,561

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

9. Current Liabilities

	At December 31,
	2007	2008
Deferred income and customer prepayments:
Advertising	$43,896	$43,487
Exhibitions, subscription and others	34,245	30,149
	$78,141	$73,636

	At December 31,
	2007	2008
Accrued liabilities:
Salaries, wages and commissions	$1,940	$1,770
Retirement contribution accruals	769	791
Liabilities for incentive and bonus plans – current portion	1,474	1,370
Printing, paper and bulk mailing costs	1,167	526
Sales commissions and fees to third parties	3,867	4,780
Others	3,329	2,342
	$12,546	$11,579

10. Deferred Income and Customer Prepayments – Long Term

	At December 31,
	2007	2008
Exhibitions	$4,934	$3,044

11. Related Party Transactions

The Company has extended loans to some of its employees to finance their purchase or lease of residences. The loans for the purchase of a residence are secured by the subject residence, bear interest at a rate of LIBOR plus 2% to 3% per annum, generally have a term of ten years and become due and payable immediately under certain circumstances, including their termination of employment with the Company. The loans for the lease of a residence are unsecured, interest free and are repayable in equal monthly installments over the period of the lease, typically less than or equal to twelve months. Loans due from employees for purchase of residences were $154 and $102 as of December 31, 2007 and 2008, respectively. Loans due from employees for lease of residences were $39 and $39 as of December 31, 2007 and 2008, respectively. There were no loans due from the Company’s directors and executive officers as at December 31, 2007 and 2008. Other temporary advances to staff, which are generally repayable within twelve months, were $3 and $57 as of December 31, 2007 and 2008, respectively.

The Company leases certain office facilities from the subsidiaries of a major shareholder of the Company under cancelable and non-cancelable operating leases. Some of these operating leases include both rental and building maintenance services. During the year ended December 31, 2008 the Company incurred rental and building maintenance services expenses of $1,023 with respect to these leases. In addition, the Company has also paid $30 to a subsidiary of a major shareholder of the Company for the reimbursement of membership fees for use of club memberships.

The Company also receives investment consultancy services from the subsidiaries of a major shareholder of the Company. During the year ended December 31, 2008 the Company incurred such investment consultancy services expenses of $50.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

12. Liabilities for Incentive and Bonus Plans

Before the commencement of the Equity Compensation Plans (Note 23), the Company rewarded its senior management staff based on their current performance through long term discretionary bonus awards. These awards are payable approximately at the end of five or ten years from the date of the award, even in the event of termination of employment unless certain non-compete provisions have been violated. The Company did not incur any expenses related to these awards during the years ended December 31, 2006, 2007 and 2008. The required funds were set aside for payment of the discretionary bonuses by purchasing U.S. Treasury strips zero % coupons maturing in either five or ten years. These investments are held until maturity and the proceeds are used for payment of the discretionary bonuses. All liabilities under these discretionary bonus awards have been fully paid and the outstanding balance payable as of December 31, 2008 relating to these awards is $nil.

13. Retirement Contribution Plans

The Company operates a number of retirement contribution plans. Employees working in a jurisdiction where there is no statutory provision for retirement contributions are covered by the Company’s plans.

One of these plans is separately administered by an independent trustee and the plan assets are held independent of the Company.

The Company incurred costs of $1,051, $1,190 and $1,266 with respect to the retirement plans in the years ended December 31, 2006, 2007 and 2008, respectively.

14. Income Taxes

The Company and some of its subsidiaries operate in the Cayman Islands and other jurisdictions where there are no taxes imposed on companies (collectively referred to as “Cayman Islands”). Some of the Company’s subsidiaries operate in Hong Kong SAR, Singapore, the People’s Republic of China and certain other jurisdictions and are subject to income taxes in their respective jurisdictions. The Company is also subject to withholding taxes for revenues earned in certain other countries.

Income before income taxes consists of:

	Year Ended December 31,
	2006	2007	2008
Cayman Islands	$27,494	$19,579	$24,984
Foreign	2,943	6,775	3,880
	$30,437	$26,354	$28,864

The provision for income taxes consists of:

	Year Ended December 31,
	2006	2007	2008
Current tax expense:
Cayman Islands	$-	$-	$-
Foreign	932	690	751
Deferred tax expense:
Cayman Islands	-	-	-
Foreign	(33)	(362)	(74)
Total provision	$899	$328	$677

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

14. Income Taxes (continued)

The provision for income taxes for the years ended December 31, 2006, 2007 and 2008 differed from the amount computed by applying the statutory income tax rate of 0% as follows:

	Year Ended December 31,
	2006	2007	2008
Income taxes at statutory rate	$-	$-	$-
Foreign income and revenues taxed at
higher rates	899	369	670
Impact of change in enacted tax rates	-	(41)	7
Total	$899	$328	$677
Effective tax rate	2.95%	1.24%	2.35%

Deffered tax assets consist of the following:

	Year Ended December 31,
	2007		2008
	Non Current	Current	Non Current	Current
Deductible temporary differences	$196	$46	$220	$28
Net operating loss carry forwards	$6,144	$36	$6,821	$31
Less: valuation allowance	$(6,144)	$(36)	$(6,718)	$(31)
Deferred tax assets	$196	$46	$323	$28

The Company recorded a valuation allowance for the deferred tax assets relating to net operating loss carried forward due to the uncertainty as to their ultimate realization. The net change in valuation allowance for the years ended December 31, 2006, 2007 and 2008 was a decrease (increase) of approximately $1,410, $(219) and $(569), respectively, resulting primarily from net operating losses incurred, expiry of operating losses carry forward and profits made by some of the subsidiaries during the respective years.

As of December 31, 2008 and 2007, a United States subsidiary had net operating loss carried forward of approximately $16,788 and $16,861, respectively. These losses, which expire in year 2020, can be utilized to reduce future taxable income of the subsidiary subject to compliance with the taxation legislation and regulations in the relevant jurisdiction.

The Company’s subsidiary in Dubai, United Arab Emirates has been granted a fifty-year tax holiday in Dubai since it is located in a Free Trade Zone, which may be subject to further renewal upon expiry of the initial fifty-year period in 2057. The Company did not utilize the tax holiday as of December 31, 2007 and 2008.

The Company recognized a deferred tax liability of $283 and $318 as at December 31, 2007 and 2008, respectively, which primarily arose from the temporary differences between the financial reporting and the tax bases of property and equipment in two of the Company’s subsidiaries. The Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”) on January 1, 2007.

Under FIN 48, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The total amount of unrecognized tax benefits as of January 1, 2007, December 31, 2007 and December 31, 2008 were not material.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

14. Income Taxes (continued)

The Company did not recognize an increase in the liability for unrecognized tax benefits and no retained earnings adjustment was recorded as of January 1, 2007.

The Company’s subsidiaries are subject to taxation in Hong Kong, the People’s Republic of China, Singapore and other jurisdictions. There are no ongoing examinations by taxing authorities as of December 31, 2008. These subsidiaries’ tax returns mainly for years 2007 and 2008 remain open in various local tax jurisdictions.

The Company’s policy is to recognize interest and/or penalties related to uncertain tax positions in income tax expense. To the extent accrued interest and penalties do not ultimately become payable, amounts accrued will be reduced and reflected as a reduction of the overall income tax provision in the period that such determination is made. During the year ended December 31, 2008, the Company did not record any interest or penalty relating to uncertain tax positions.

15. Share Capital

During 2006 the Company increased its authorized share capital from 50,000,000 common shares of $0.01 par value to 75,000,000 common shares of $0.01 par value. On February 28, 2007 and 2008, the Company issued 79,860 and 143,000 common shares, respectively, under the Directors Purchase Plan.

On February 4, 2008, the board of directors of the Company authorized a program to buyback up to $50,000 worth of common shares. The Company may, from time to time, as business conditions warrant, purchase shares in the open market or through private transactions. The buyback program does not obligate the Company to buyback any specific number of shares and may be suspended or terminated at any time at management’s discretion. The timing and amount of any buyback of shares will be determined by management based on its evaluation of market conditions and other factors. As of December 31, 2008, the Company has not bought back any of its shares under this program.

In addition to the above, the board of directors, at their meeting held on 10 and 11 November 2008, approved the repurchase by the Company, by tender offer, which is available for all shareholders to participate, of 6,875,000 issued and outstanding common shares (including the one-for-ten bonus shares announced on February 12, 2009) at a total purchase price of $50,000 or $8.00 per share. Consequently, the Company announced on November 12, 2008 a tender offer, available for all shareholders to participate, to repurchase 6,875,000 of the Company’s common shares at a purchase price of $8.00 per share in cash or up to $50,000. The tender offer commenced on November 21, 2008 and expired on December 19, 2008. The Company’s common shares that were properly tendered and not properly withdrawn were greater than the number of shares that the Company offered to purchase. Therefore pro-ration was necessary. The pro-ration process was concluded by December 26, 2008 and the Company accepted 15.97764% of the shares properly tendered and not properly withdrawn by each shareholder. The Company issued payment of $8.00 per share for all pro-rata shares that were properly tendered and not properly withdrawn. The repurchase was completed by December 31, 2008 and the Company paid in total $50,000 in purchase consideration to the selling shareholders. The Company is holding the repurchased shares as treasury shares.

The authorized share capital of the Company as at December 31, 2007 and 2008 is 75,000,000 common shares of $0.01 par value. As at December 31, 2007 and 2008, the Company has 51,230,953 and 51,376,335 common shares issued and 51,230,953 and 44,501,335 common shares outstanding, respectively.

16. Fair Value of Financial Instruments

The carrying amounts of the Company’s cash equivalents, accounts receivable, receivables from sales representatives, unsecured employee loans and other debtors, accounts payable and accrued liabilities approximate fair value due to their short maturities. The fair value of cash equivalents was discussed in Note 4. The fair value of available-for-sale securities is disclosed in Note 3 and Note 4. The carrying amount and market value of long term investments are discussed in Note 7.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

17. Concentration of Credit Risk and Other Risks

Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of investments in checking and money market accounts, debt securities issued by U.S. Treasury, available-for-sale securities, accounts receivable and receivables from sales representatives. The Company maintains checking, money market accounts, debt securities issued by U.S. Treasury and available-for-sale securities with high quality institutions. The Company has a large number of customers, operates in different geographic areas and generally does not require collateral on accounts receivable or receivables from sales representatives. The Company generally collects in advance from customers in markets with higher credit risk. In addition, the Company is continuously monitoring the credit transactions and maintains reserves for credit losses where necessary. No customer accounted for more than 10% of the Company’s revenues for each of the years ended December 31, 2006, 2007 and 2008. No customer accounted for more than 10% of the accounts receivable as of December 31, 2007 and 2008.

In 2008, the Company derived 69% of its revenue from online and other media services. The Company expects that a majority of its future revenue will continue to be generated from online and other media services. Market competition from other service providers could negatively impact revenue.

In 2008, the Company derived approximately 95% of its revenue from customers in Asia. The Company expects that a majority of its future revenue will continue to be generated from customers in this region. Future political or economic instability in Asia could negatively impact the business.

18. Operating Leases

The Company leases office facilities under cancelable and non-cancelable operating leases generally with an option to renew upon expiry of the lease term. During the years ended December 31, 2006, 2007 and 2008, the Company’s operating lease rental and building management services expenses were $1,185, $1,305 and $1,451 respectively. The estimated future minimum lease rental payments under non-cancelable operating leases as of December 31, 2008 are as follows:

Year Ending December 31,	Operating Leases
2009	$916
2010 onwards	757
$1,673

19. Segment and Geographic Information

The Company has two reportable segments: online and other media services and exhibitions. Revenues by geographic location are based on the location of the customer.

(a) Segment Information

	Year Ended December 31,
	2006	2007	2008
Revenue:
Online and other media services (Note (a))	$113,097	$125,818	$142,129
Exhibitions	42,122	51,608	58,179
Miscellaneous	1,262	4,633	6,584
Consolidated	$156,481	$182,059	$206,892

Miscellaneous revenue consists mainly of technical services fee income, rental income, commission income from consignment sales and for 2007 and 2008 also includes revenue from resale of products purchased.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

19. Segment and Geographic Information (continued)

(a) Segment Information (continued)
Revenue from barter transactions was $1,268, $1,617 and $2,846 during the years ended December 31, 2006, 2007 and 2008, respectively. Similarly the expenses from barter transactions were $1,365, $1,320 and $2,505 during the years ended December 31, 2006, 2007 and 2008, respectively.

	Year Ended December 31,
	2006	2007	2008
Income/(loss) from operations:
Online and other media services	$21,936	$22,341	$25,033
Exhibitions	(3,752)	(193)	1,802
Miscellaneous	(76)	834	741
Consolidated	$18,108	$22,982	$27,576

		At December 31,
		2007	2008

Identifiable Assets:
Online and other media services		$180,499	$160,993
Exhibitions		84,762	76,986
Miscellaneous		6,547	7,119
Consolidated		$271,808	$245,098

Note:     (a) Online and other media services consist of:

	Year Ended December 31,
	2006	2007	2008
Online services	$64,396	$75,919	$94,481
Print services	48,701	49,899	47,648
	$113,097	$125,818	$142,129

(b) Foreign Operations

	Year Ended December 31,
	2006	2007	2008
Revenue:
Asia	$146,315	$171,621	$196,123
United States	7,610	8,596	9,152
Europe	1,571	242	459
Others	985	1,600	1,158
Consolidated	$156,481	$182,059	$206,892

		At December 31,
		2007	2008
Long-Lived Assets:
Asia		$38,429	$84,641
Consolidated		$38,429	$84,641

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

20. Contingencies

From time to time the Company is involved in litigation in the normal course of business. While the results of such litigation and claims cannot be predicted with certainty, the Company believes that the probability is remote that the outcome of the outstanding litigation and claims will have a material adverse effect on the Company’s consolidated financial position and results of operations.

21. Capital Commitments

The commitments as at December 31, 2008 for the leasehold improvements and purchase of software amounted to $499. The capital commitments as at December 31, 2007 for the purchase of computers and for the development of software was $350.

22. Restricted Share Award Plan

On February 4, 2000, the Company established a restricted share award plan for the benefit of its chairman and chief executive officer in recognition of his services to the Company. In conjunction with the restricted share award plan, the former parent company assigned 7,100,812 common shares of the Company, representing a 16% equity interest in the Company to the Company. The Company then awarded these shares to its chairman and chief executive officer. The chairman and chief executive officer’s entitlement to 887,605 of these shares is subject to an employment agreement with one of the Company’s United States subsidiaries and entitlement to such shares vested immediately. The chairman and chief executive officer’s entitlement to the remaining 6,213,207 shares is subject to employment, non-compete and vesting terms under an employment agreement with one of the Company’s United States subsidiaries. The 6,213,207 shares were to vest ratably over 10 years, 10% each year on each anniversary date from the grant date. However, effective August 30, 2000, the Company’s Board of Directors approved the accelerated vesting of all the restricted shares granted to the chairman and chief executive officer resulting in immediate vesting of all the shares. The Company recorded a total of $64,000 in non-cash compensation expense associated with these awards in the year ended December 31, 2000. At the modification date and subsequently the Company, based on historical evidence and the Company’s forecast of future employee separations, estimated that the chairman and chief executive officer will not terminate employment and appointment as director prior to the date that vesting in the shares would have occurred absent the modification. Therefore, the Company has estimated that additional compensation expense to be recognized as a result of the modification is $nil. Should actual results differ from this estimate, adjustment in future reporting periods will be required.

23. Equity Compensation Plans

On December 30, 1999, the Company established The Global Sources Employee Equity Compensation Trust (the “Trust”) for the purpose of administering monies and other assets to be contributed by the Company to the Trust for the establishment of equity compensation and other benefit plans, including the Equity Compensation Plans Numbers I to VII described below. The Trust is administered by Appleby Services (Bermuda) Ltd (previously known as “Harrington Trust Limited” and then as “Appleby Trust (Bermuda) Ltd.”) (the “Trustee”). The Trustee in the exercise of its power under the Declaration of Trust may be directed by the plan committee, including the voting of securities held in the Trust. The Board of Directors of the Company will select the members of the plan committee.

On February 4, 2000, in conjunction with the establishment of the Trust and the Share Exchange, the former parent company assigned 4,034,552 common shares of the Company at a historical cost of less than $1, representing a 10% equity interest in the Company, for the establishment of share option plans and/or share award plans, known as ECP I, ECP II and ECP III. Subsequently, share option plans and/or share award plans, known as ECP IV, ECP V, ECP VI and ECP VII were established.

Pursuant to a Declaration of Trust dated November 28, 2006 by the Trustee, “The Global Sources Equity Compensation Trust 2007” (“2007 Trust”) was established. The 2007 Trust is administered by the Trustee as trustee. The purpose of the 2007 Trust is to administer shares contributed by the Company to the 2007 Trust from time to time in connection with providing equity compensation benefits under The Global Sources Equity Compensation (2007) Master Plan described below (“ECP 2007 Master Plan”). In the year 2008, a total of 2,165 shares vested and were issued under the ECP 2007 Master Plan. As of December 31, 2008, no shares were held by the Trustee under the 2007 Trust. In exercising its powers under the Trust, the Trustee may be directed by a plan committee to be constituted and appointed by the Company. The plan committee (“ECP 2007 Plan Committee”) was constituted and appointed by the Board of Directors on February 15, 2007.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

23. Equity Compensation Plans (continued)

The Equity Compensation Plan committee approved and made several share awards / options under the plans ECP I, ECP II, ECP III and ECP IV. All the share awards / options under these plans have fully vested. The non-cash compensation expenses associated with these awards have been recognized over the vesting terms of the awards from their respective award dates.

Eligible employees, directors and consultants under ECP V are awarded grants of shares, the numbers of which are determined by the plan committee.

Entitlement of the employees and directors to these common shares is subject to employment and vesting terms.

Entitlement of consultants to these common shares is subject to continued services provided by the consultants and vesting terms.

The Equity Compensation Plan committee approved the awards of common shares under ECP V on January 23, 2001. The Equity Compensation Plan committee subsequently approved additional awards of common shares under ECP V on various dates.

The non-cash compensation expenses associated with the above awards in accordance with SFAS No. 123(R), under ECP V of approximately $3,275, respectively, are recognized over the five year vesting term from the respective award dates.

Eligible employees, directors and consultants under ECP VI are awarded one-time grants of Global Sources Ltd. common shares, the numbers of which are determined by the plan committee.

Entitlement of the employees, directors and consultants to these common shares is subject to non-compete and vesting terms.

The Equity Compensation Plan committee approved ECP VI on March 13, 2001 and made awards of common shares under the plan on various dates subsequently. The non-cash compensation expenses associated with the awards in accordance with SFAS No. 123(R), under ECP VI totaling approximately $1,269 are recognized over the five year vesting term from the respective award dates.

Eligible employees, directors and consultants under ECP VII are awarded grants of Global Sources Ltd. common shares, the numbers of which are determined by the plan committee periodically. Entitlement of the employees and directors to these common shares is subject to employment and vesting terms. Entitlement of consultants to these common shares is subject to continued services provided by the consultants and vesting terms.

The Equity Compensation Plan committee approved the awards of common shares under ECP VII on January 1, 2002 and made further awards on various dates subsequently. The non-cash compensation expenses associated with the above awards in accordance with SFAS No. 123(R), under ECP VII of approximately $12,523 are recognized over the six years vesting term from the respective award dates.

The ECP 2007 Master Plan was approved by the Company’s shareholders on May 8, 2006. The ECP 2007 Master Plan commenced with effect on January 1, 2007 and, unless terminated earlier by the Company’s Board of Directors, will expire on December 31, 2012. The employees, directors and consultants of the Company are eligible to be awarded grants of the Company’s common shares under the ECP 2007 Master Plan. The grantees and the number of shares to be awarded, and the vesting rules and other terms and conditions, are to be as determined by the ECP 2007 Plan Committee, who are authorized under the ECP 2007 Master Plan to issue supplementary or subsidiary documents to set out and evidence such vesting rules and other terms and conditions. The total number of shares to be issued under the ECP 2007 Master Plan is subject to a limit of 3,000,000 common shares.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

23. Equity Compensation Plans (continued)

On November 7, 2006, the Company filed a Form S-8 Registration Statement under the Securities Act of 1933, with the U.S. Securities and Exchange Commission, for up to 3,000,000 common shares to be issued under the ECP 2007 Master Plan.

On March 6, 2007, the Plan Committee approved and issued “The Global Sources Share Grant Award Plan” as a supplementary or subsidiary document to the ECP 2007 Master Plan. Under the plan, the ECP 2007 Plan Committee is to determine who will be granted awards of shares and the number of shares to be awarded to them, and to determine the vesting schedule for such awards. The plan commenced with effect on March 6, 2007, and will terminate upon the expiration or termination of the ECP 2007 Master Plan, or upon the liquidation of the Company, or upon termination by the ECP 2007 Plan Committee, whichever is the earliest to occur. The ECP 2007 Plan Committee approved awards of common shares under the plan during 2007 and 2008. The non-cash compensation expenses associated with the awards of approximately $8,086 are recognized over the six year vesting term of the award.

On March 6, 2007, the Plan Committee approved and issued “The Global Sources Retention Share Grant Plan” as a supplementary or subsidiary document to the ECP 2007 Master Plan. Persons eligible to receive grants under the plan are persons who have been the employees, directors or consultants for at least five years, who retire “in good standing” (as determined by the ECP 2007 Plan Committee), and who would otherwise have their unvested shares (under any applicable equity compensation plans) forfeited upon retirement. The ECP 2007 Plan Committee is to determine who amongst eligible persons will be granted awards of common shares. The number of common shares to be awarded to such grantees is calculated according to a formula defined in the plan, and will vest in equal installments over a period of five years after retirement, subject to certain non-compete terms and the grantees remaining “in good standing.” The plan commenced with effect on March 6, 2007, and will terminate upon the expiration or termination of the ECP 2007 Master Plan, or upon the liquidation of the Company, or upon termination by the ECP 2007 Plan Committee, whichever is the earliest to occur.

The ECP 2007 Plan Committee approved awards of common shares under the plan during 2007 and 2008. The non-cash compensation expenses associated with the awards of approximately $277 are recognized over the five year vesting term of the award.

The Company expensed $4,000, and $7,753, and credited $(952), in non-cash compensation costs associated with the awards under the above ECP plans in the years ended December 31, 2006, 2007 and 2008, respectively. As of December 31, 2008, there was $8,308 of unrecognized non-cash compensation cost associated with the awards under the above ECP plans, which is expected to be recognized over the next six years.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

23. Equity Compensation Plans (continued)

The Company’s non-vested shares as of December 31, 2008 and changes during the year ended December 31, 2008 were as follows:

	ECP V		ECP VI		ECP VII		The Global Sources Share		The Global Sources
	Grant Plan		Grant Plan		Grant Plan		Grant Award Plan		Retention Share Grant Plan
		Weighted		Weighted		Weighted		Weighted		Weighted
		average		average		average		average		average
	Number of	grant date	Number of	grant date	Number of	grant date	Number of	grant date	Number of	grant date
	shares	fair value	shares	fair value	shares	fair value	shares	fair value	shares	fair value
Non-vested at January 1, 2008	33,443	$14.67	24,011	$6.56	1,520,211	$5.67	429,310	$12.87	8,635	$19.23
Granted	8,800	$6.17	-	-	-	-	468,703	$11.85	44,729	$10.33
Vested	(20,969)	$14.71	(9,077)	$6.37	(335,139)	$4.54	-	-	(2,382)	$19.51
Forfeited	(10,078)	$14.74	-	-	(27,971)	$6.21	(51,442)	$12.04	-	-
Non-vested at December 31,
2008	11,196	$7.85	14,934	$6.68	1,157,101	$5.98	846,571	$12.31	50,982	$11.41

The total fair value of shares vested during the years ended December 31, 2006, 2007 and 2008 were as follows:

					The Global Sources
Year ended	ECP IV	ECP V	ECP VI	ECP VII	Retention Share
December 31,	Grant Plan	Grant Plan	Grant Plan	Grant Plan	Grant Plan	Total
2006	$1,024	$586	$324	$946	$-	$2,880
2007	$-	$436	$167	$3,030	$-	$3,633
2008	$-	$284	$124	$8,581	$24	$9,013

24. Directors Purchase Plan

A 2000 Non-Employee Directors Share Option Plan was approved on October 26, 2000 by the shareholders of the Company. Each eligible Director was entitled to an option to purchase up to 20,000 common shares at a price established at year end.

On May 8, 2003, shareholders approved the amendments to the 2000 Non-Employee Directors Share Option Plan to allow both employee and non-employee Directors to participate prospectively in the plan. The plan was renamed as Directors Purchase Plan by the Board of Directors on August 14, 2003. Directors purchasing the shares under the plan pay 10% of the purchase price, which is the average closing price of the shares for the last five trading days of the previous calendar year, on or before 28th day of February of the year, with the balance of 90% payable by the end of the four-year period from that day and the shares will be issued thereafter. The resignation of a Director following his or her purchase of the shares and payment of the 10% initial installment shall not cause a forfeiture of the purchased shares, however, failure to pay the 90% balance of the purchase price before the end of the holding period will result in the 10% deposit being forfeited and all rights under the purchase plan and the issuance of shares to automatically lapse and expire and the shares will not be issued.

On November 7, 2006 the Company filed a Form S-8 Registration Statement under the Securities Act of 1933, with the U.S. Securities and Exchange Commission, for up to 530,000 common shares to be issued under the Directors Purchase Plan (as of November 5, 2005).

All the monies received under the Director Purchase Plan are credited to additional paid in capital upon receipt. Upon issuance of shares under the plan, the par value of the issued shares is transferred from additional paid in capital to common share capital.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

24. Directors Purchase Plan (continued)

A summary of share option activity under Directors Purchase Plan during the year ended December 31, 2008 was as follows:

	Number of	Weighted average
	shares	exercise price
Outstanding at January 1, 2008	-	-
Granted	140,000	$28.40
Exercised	20,000	$28.40
Forfeited	-	-
Expired	120,000	$28.40
Outstanding at December 31, 2008	-	-
Exercisable at December 31, 2008	-	-

25. Credit Facilities

The Company holds a Documentary Credit facility with the Hongkong and Shanghai Banking Corporation Limited, for providing documentary credits to the Company’s suppliers. This facility has a maximum limit of $577. As at December 31, 2008, the unutilized amount under this facility was approximately $504. Hongkong and Shanghai Banking Corporation Limited has also provided guarantees on behalf of the Company to the Company’s suppliers. As at December 31, 2008, such guarantees amounted to $3.

26. Other Commitments

The Company has entered into a number of license agreements during the year 2004 for its exhibition events amounting to $29,730 including fee increases for year 2008 and 2009, in payments over five (5) years. The agreements are cancelable under Force Majeure conditions, and with the consent of the other party but may be subject to a payment penalty. As of December 31, 2008 the amount of $29,730 under these agreements has been fully paid. The amount paid was expensed when the related events were held. Subsequently, in March 2007, the Company entered into a number of venue license agreements for its exhibition events amounting to $44,396 in payments over five and a half years. The agreements are cancelable under Force Majeure conditions, or upon notice and payment of cancellation charges to the other party. The amounts paid will be expensed when the related events are held. As of December 31, 2008, approximately $5,283 was paid under these agreements.

The Company also entered into several agreements for the event specific promotion of exhibition events amounting to $4,033 in payments over five years. The amounts under these agreements have been fully paid as of December 31, 2008.

In 2008, the Company entered into several agreements for the event specific promotion of exhibition events amounting to $3,489 in payments over two years. The amount paid under these agreements as of December 31, 2008 was $1,285.

In August 2005, one of the Company’s subsidiaries, eMedia Asia Limited (“eMedia”) entered into an agreement with Penton Media Inc, (“Penton”) to publish and distribute, in certain Asian territories, local language editions of Penton’s “Electronic Design” publication, relating to the electronic design industry. The first such edition to be launched was a simplified Chinese edition in mainland China entitled “Electronic Design-China,” the online website of which was launched in January 2006, and the first monthly issue of which was launched in March 2006. Under the agreement eMedia pays Penton forty per cent of the net after-tax profits of the business and also an annual content license fee for usage of Penton’s editorial material.

27. Bonus Shares

On December 20, 2007, the Company announced a one for ten bonus share issue on the Company’s outstanding common shares. Shareholders of record on January 1, 2008 received one additional common share for every ten common shares held, of face value of $0.01 each. The bonus share issue was distributed on February 1, 2008. The Company has accounted for the bonus share issue as a stock split and reclassified $42 and $42 from additional paid in capital to common share capital as of December 31, 2007 and 2008, respectively.

28. Shares of HC International, Inc.

HC International Inc. (“HC International”) is a company listed on the Growth Enterprise Market of The Stock Exchange of Hong Kong Limited. In the year 2006, Trade Media Holdings Limited (“TMHL”), a wholly-owned subsidiary of the Company, entered into an agreement (“Sale and Purchase Agreement”) with IDG Technology Venture Investment, Inc. (“IDGVC”) for, and completed, the purchase from IDGVC of 47,858,000 HC International shares (representing an approximate 9.77% equity interest in HC International as of September 30, 2007), at a consideration of approximately $9,875. In the last quarter of 2007, the Company announced, via a press release dated December 10, 2007, that the Company and TMHL had entered into an agreement with IDG Technology Venture Investment III, L.P. (“IDGTVI III”) to sell all its and TMHL’s equity interests in HC International (amounting to 62,652,000 HC International shares) to IDGTVI III, at a sale consideration of approximately $0.1968 per HC International share. The sale was subsequently completed on December 18, 2007, as announced in the Company’s press release dated December 18, 2007.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

28. Shares of HC International, Inc. (continued)

As the fair value of this investment as of June 30, 2007 is less than the cost, the Company’s management evaluated the investment in HC International as of June 30, 2007 for impairment and concluded that the impairment was other-than-temporary impairment. As per the Company’s accounting policy, declines in value judged to be other-than-temporary on available-for-sale securities are included in the statement of income. Accordingly the unrealized loss of approximately $2,301 on the HC International investment was recorded in the income statement as of June 30, 2007.

Pursuant to IDGVC’s indemnification obligations under the Sale and Purchase Agreement, TMHL received approximately $455 from IDGVC during the second quarter ended June 30, 2007. This amount was recorded in the income statement for the year ended December 31, 2007.

The approximate amount of $1,846, being the net amount of the approximately $2,301 impairment loss and the approximately $455 receipt mentioned above, is reflected under the item “Impairment loss on investment and available-for-sale securities, net” in the income statement for the year ended December 31, 2007.

For the sale by the Company and TMHL of all the 62,652,000 HC International shares held by it and TMHL to IDGTVI III during the fourth quarter of 2007, as described above, the Company recorded a gain of approximately $2,361, which is included under “Gain on sale of available-for-sale securities” in the income statement for the year ended December 31, 2007.

29. Business Acquisition

On August 16, 2007, Trade Media Holdings Limited (“TMHL”), a wholly-owned subsidiary of the Company and Blue Bamboo China Ventures (“BBCV”) an exempted company incorporated in Cayman Islands entered into a Sales and Purchase Agreement (“S&P”), in which TMHL will purchase certain intellectual property rights and other related intangible assets (the “Acquired Assets”) from BBCV. The S&P was duly completed on September 12, 2007. BBCV is an online media company that built a network of four websites that provide information about home renovation, overseas study, weddings and parenting to urban Chinese consumers. This acquisition was made in line with the Company’s strategy to expand its domestic China initiatives.

The Company recorded this transaction as a business acquisition in accordance with SFAS No.141. The total purchase consideration was $3,136, of which approximately $1,364 was paid to BBCV on the completion date, approximately $1,636 was placed in an escrow account with an appointed escrow agent and the balance $136 was the direct transaction costs. The escrow amount will be released to BBCV within one year of the completion date, subject to terms and conditions stipulated in the S&P.

The allocation of purchase consideration to the assets acquired based on their fair values was as follows:

Amount
Website intangibles	$588
Goodwill	$2,548
Total	$3,136

The intangible assets have a useful life of five years. The Company recorded $35 amortization costs on the website intangible assets in its income statement for the year ended December 31, 2007. The goodwill was assigned to the Blue Bamboo reporting unit.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

29. Business Acquisition (continued)

Subsequent to the acquisition, the Company realigned its business strategy to focus on the development of its other Global Sources domestic B2B China initiatives such as Elegant Living Online and Electronic Supply & Manufacturing – China Online and has terminated its plans to launch Blue Bamboo websites.

Due to this change in business strategy, the Company no longer has any plans to launch the newly acquired business. Hence, the Company performed an impairment assessment of the Blue Bamboo website intangibles and goodwill and determined that the carrying values of website intangibles of $553 and goodwill of $2,548 were fully impaired and recorded an impairment charge of $3,101 in its financial statements for the year ended December 31, 2007. This impairment charge of $3,101 is assigned to online and other media services segment.

30. Reclassification

Certain prior year amounts have been reclassified to conform to the current year presentation.

31. Post Balance Sheet Events

On February 12, 2009, the Company announced a one for ten bonus share issue on the Company’s outstanding common shares. Shareholders of record on February 27, 2009 received one additional common share for every ten common shares held, of face value of $0.01 each. The bonus shares have been distributed on or about March 31, 2009. The Company has accounted for the bonus share issue as a stock split and retrospectively reclassified $46 and $47 from additional paid in capital to common share capital as of December 31, 2007 and 2008, respectively. The computations of basic and diluted net income per share have been adjusted retrospectively for all periods presented based on new number of shares. All common shares and per share amounts in the consolidated financial statements and related notes have been retroactively adjusted to reflect the one for ten bonus share issue for all periods presented.

REPORT OF MANAGEMENT ON INTERNAL CONTROL OVER
FINANCIAL REPORTING

Evaluation of Disclosure Controls and Procedures

As required by Rules 13a-15(e) and 15d-15(e) under the Exchange Act, management, with the participation of our Chief Executive Officer and Chief Financial Officer, has evaluated the effectiveness of our disclosure controls and procedures as of the end of the period covered by this report. Disclosure controls and procedures refer to controls and other procedures designed to ensure that information required to be disclosed in the reports we file or submit under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in our reports that we file or submit under the Securities Exchange Act of 1934 is accumulated and communicated to management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding our required disclosure.

Based on the foregoing, our Chief Executive Officer and Chief Financial Officer have concluded that, as of December 31, 2008, the end of the period covered by this report, our disclosure controls and procedures were effective.

Report of Management on Internal Control over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting as such term is defined in Rule 13a-15(f) under the Exchange Act.

Internal control over financial reporting refers to a process designed by, or under the supervision of, our Chief Executive Officer and Chief Financial Officer and effected by our Board of Directors, Management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

–	pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of our assets;
–	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and members of our board of directors; and
–	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of our assets that could have a material effect on our financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management evaluated the effectiveness of our internal control over financial reporting as of December 31, 2008 using the framework set forth in the report of the Treadway Commission’s Committee of Sponsoring Organizations (“COSO”), “Internal Control — Integrated Framework.” Based on the foregoing, management has concluded that our internal control over financial reporting was effective as of December 31, 2008. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, has issued an audit report on our internal control over financial reporting, which is included herein.

Changes to Internal Controls

Management has evaluated, with the participation of our Chief Executive Officer and Chief Financial Officer, whether any changes in our internal control over financial reporting that occurred during our last fiscal year have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting. Based on the evaluation we conducted, management has concluded that no such changes have occurred.

Global Sources’ mission
To connect global buyers and suppliers by providing the right information, at the right time, in the right format.

About Global Sources

Global Sources is a leading business-to-business media company and a primary facilitator of trade with Greater China. The core business uses English-language media to facilitate trade from Greater China to the world. The other business segment utilizes Chinese-language media to enable companies to sell to, and within Greater China.

The company provides sourcing information to volume buyers and integrated marketing services to suppliers. It helps a community of over 790,000 active buyers source more profitably from complex overseas supply markets. With the goal of providing the most effective ways possible to advertise, market and sell, Global Sources enables suppliers to sell to hard-to-reach buyers in over 240 countries.

The company offers the most extensive range of media and export marketing services in the industries it serves. It delivers information on 4.3 million products and more than 196,000 suppliers annually through 14 online marketplaces, 13 monthly magazines, over 100 sourcing research reports and 11 specialized trade shows which run 32 times a year across 11 cities.

Suppliers receive more than 53 million sales leads annually from buyers through Global Sources Online alone.

Global Sources has been facilitating global trade for 38 years. Global Sources’ network covers more than 69 cities worldwide. In mainland China, Global Sources has over 2,800 team members in more than 44 locations, and a community of over 1 million registered online users and magazine readers for Chinese-language media.

Global Sources Total Solution
Global Sources’ key business objective is to be the preferred provider of content, services and integrated marketing solutions that enable our customers to achieve a competitive advantage.

For more information, please visit us at www.corporate.globalsources.com or www.investor.globalsources.com